Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139790 on Form S-4, 333-133204, 333-136290 and 333-147226 on Form S-8 and 333-187666 on Form S-3 of Reliance Steel & Aluminum Co. of our report dated March 15, 2013, relating to the consolidated financial statements of Metals USA Holdings Corp. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to that on February 6, 2013, Metals USA Holdings Corp., Reliance Steel & Aluminum Co. (“Reliance”) and RSAC Acquisition Corp. (a wholly-owned subsidiary of Reliance), entered into an Agreement and Plan of Merger under which Reliance has agreed to acquire Metals USA Holdings Corp.), appearing in this Current Report on Form 8-K of Reliance Steel & Aluminum Co. dated April 9, 2013.

/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants

Boca Raton, Florida
April 9, 2013